UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 14, 2008

WOLVERINE TUBE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12164	63-0970812
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Clinton Avenue West, Suite 1000 Huntsville, Alabama	35801
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (256) 353-1310

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 14, 2008, Wolverine Tube, Inc. (the “Company”) filed with the Delaware Secretary of State an amendment to the Certificate of Designations of Series A Convertible Preferred Stock (the “Original Certificate”). The Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock (the “Amended Series A Certificate”) attached hereto as Exhibit 3(i).1 became effective on July 14, 2008.

On March 20, 2008, The Alpine Group, Inc. purchased 10,000 shares of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”) for $10 million in cash. The Series B Preferred Stock has substantially the same terms and conditions as the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”), except that the initial cumulative dividend rate on the Series B Preferred Stock is 8.50% per annum. The rights and seniority of the Series B Preferred Stock are ratable and pari passu with those of the Series A Preferred Stock. As part of the sale of the Series B Preferred Stock, the Company agreed to seek stockholder approval for the Amended Series A Certificate. Pending such amendment, the current Series A Preferred Stock holders agreed to treat the Series B Preferred Stock as pari passu with the Series A Preferred Stock.

Purpose of Amendments

The primary purpose of the amendments to the Original Certificate is to clarify that the rights and seniority of the Series A Preferred Stock and the Series B Preferred Stock rank pari passu with each other.

In addition, several revisions are accomplished in the Amended Series A Certificate to make certain other terms of the Amended Series A Certificate consistent with those of the Certificate of Designations of the Series B Preferred Stock (the “Series B Certificate”). For example, the Amended Series A Certificate includes certain provisions contained in the Series B Certificate designed to ensure that as long as the Company’s 10.5% Senior Notes due 2009 remain outstanding, the liquidation preference and mandatory redemption rights of the Series A Preferred Stock that are triggered upon certain change in control transactions will not cause a violation of the indenture governing the 10.5% Senior Notes. In another example, like the Series B Certificate, the Amended Series A Certificate clarifies that holders of the Series A Preferred Stock may act by written consent in lieu of a meeting. Because there are only three holders of the Series A Preferred Stock at the present time, enabling such holders to act by written consent, in lieu of a called meeting of such holders, is more convenient both for the Company and for such holders.

Finally, the Amended Series A Certificate reduces the number of authorized shares of Series A Preferred Stock to 76,500 since the Company concluded 90,000 shares were unnecessary.

Content of Amendments

The specific amendments to the Original Certificate are described briefly below, with the corresponding section numbers of the Amended Series A Certificate identifying the location of the amendments. The Amended Series A Certificate accomplishes the following:

•	Reduces the authorized number of designated shares of Series A Preferred Stock from 90,000 to 76,500 shares (Section 1);

•
Adds certain new definitions, including “Common Share Equivalents,” “Series B Certificate of Designations,” “Series B Holders,” “Series B Preferred Stock,” “Series B Preferred Stock Liquidation Preference” and “2009 Indenture,” which terms are used in other provisions of the Amended Series A Certificate (Section 2);

•
Adds new language to clarify that, for so long as the Company’s 10.5% Senior Notes due 2009 remain outstanding, the Company shall have no obligation to make liquidation payments with respect to any “Fundamental Transaction” or to redeem shares of Series A Preferred Stock as a result of an “Involuntary Change of Control” (as such terms are defined in the Amended Series A Certificate) unless the Company has fully satisfied all of its obligations under Sections 4.06 and 4.10 of the indenture governing the Company’s 10.5% Senior Notes (Section 6(c) and Section 9);

•
Provides that so long as any of the Company’s 10.5% Senior Notes due 2009 are outstanding, no holder shall have or may exercise voting rights respecting the number of shares of common stock issuable upon conversion of the Series A Preferred Stock or Series B Preferred Stock (or any group owning such shares) representing, directly or indirectly, more than 49% of the Company’s then outstanding common stock (Section 11(d));

•
Provides that the Series A Preferred Stock and the Series B Preferred Stock will rank pari passu respecting dividend payments (Section 5(d)), preferences upon certain liquidation events (Section 6(a)), redemption and related rights (Sections 9(c) and 9(e)), call rights (Section 10(b)), and voting rights as to certain specific events (Section 11(b));

•
Deletes certain provisions referencing the amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock, since such amendment has already been approved at the 2007 Annual Meeting of Stockholders, and the Company’s common stock rights offering, which was conducted in 2007 (Section 14 and Section 15(b)); and

•	Provides that the holders of the Series A Preferred Stock may take action by written consent (Section 18(b)).

The Amended Series A Certificate also makes certain immaterial changes to correct typographical errors, clarify the calculation of certain dates and correct notice provisions.

On June 17, 2008, at the 2008 Annual Meeting of the Stockholders, the Company’s stockholders approved the Amended Series A Certificate. A resolution by the Board of Directors of the Company approving the Amended Series A Certificate was duly adopted on March 7, 2008.

The foregoing description is qualified in its entirety by the terms of the Amended Series A Certificate, a copy of which is attached hereto as Exhibit 3(i).1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3(i).1	Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock, dated as of July 14, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: July 18, 2008

WOLVERINE TUBE, INC.

By:	/s/ David A. Owen
David A. Owen
Senior Vice President, Chief
Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

3(i).1	Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock, dated as of July 14, 2008.